EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

ConAgra Foods, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-101851 on Form S-3 and Nos. 333-70476, 333-46962, 333-46960, 333-44426, 333-78063, 333-64633, 33-50113, 33-48295, 33-28079, 2-81244, 2-96891, 33-15815, 333-17573, 33-52330, 333-17549, 033-63061, 33-37293, and 333-137739 on Form S-8 of ConAgra Foods, Inc. and subsidiaries (the Company) of our report dated July 23, 2008, except for Notes 4, 6, and 20, as to which the date is November 25, 2008, with respect to the consolidated balance sheets of the Company as of May 25, 2008 and May 27, 2007, and the related consolidated statements of earnings, comprehensive income, common stockholders’ equity and cash flows for each of the years in the three-year period ended May 25, 2008, which report appears in this Current Report on Form 8-K of the Company.

Our report dated July 23, 2008, except for Notes 4, 6, and 20, as to which the date is November 25, 2008, on the consolidated financial statements contains an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109; Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R); and SFAS No. 123 (revised 2004), Share-Based Payment.

/s/ KPMG LLP

Omaha, Nebraska
November 25, 2008